Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 1 DATED MAY 2, 2016

TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•         the status of the offering;

•         information about our dispositions of real properties;

•         information about our repayments of borrowings under mortgage notes; and

•         updated certain historical NAV information.

Status of the Offering

  As of April 25, 2016, we had raised gross proceeds of approximately $26.3 million from the sale of approximately 3.5 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $3.9 million. As of April 25, 2016, approximately $973.6 million in shares remained available for sale pursuant to this offering, including approximately $246.1 million in shares available for sale through our distribution reinvestment plan.

Dispositions of Real Properties

The following table describes our disposition of real properties subsequent to December 31, 2015 (square footage amounts and dollar amounts in thousands):

			As of December 31, 2015
Real Property	Property Type	Market	Ownership	Net Rentable Square Feet	Percentage Leased	Net Basis	Disposition Date	Contract Sales Price
Colshire Drive (1)	Office	Washington, DC	100%	575	100%	118,558	2/18/16	$158,400
40 Boulevard (2)	Office	Chicago, IL	80%	107	66%	9,505	3/1/16	9,850
Washington Commons (2)	Office	Chicago, IL	80%	200	81%	16,978	3/1/16	1,800
Total subsequent real property dispositions				882	92%	$145,041		$186,250

(1)	The property was subject to a purchase option held by the tenant with an exercise price of approximately $158.4 million (the “Colshire Purchase Option”). The tenant exercised the Colshire Purchase Option during January 2016.
(2)	The office properties were consolidated in our consolidated financial statements. We held these properties through a joint venture in which we are not the managing partner.

Repayments of Mortgage Notes

Subsequent to December 31, 2015, we repaid three mortgage note borrowings in full using proceeds from our revolving credit facility. The following table describes our repayment of mortgage note borrowings subsequent to December 31, 2015 (dollar amounts in thousands):

Debt Obligation	Repayment Date	Balance as of December 31, 2015	Interest Rate Fixed or Floating	Stated Interest Rate as of December 31, 2015	Contractual Maturity Date	Collateral Type	Collateral Market
1300 Connecticut	1/12/16	$45,041	Fixed	6.81%	4/10/16	Office Property	Washington, DC
Washington Commons	2/1/16	21,300	Fixed	5.94%	2/1/16	Office Property	Chicago, IL
40 Boulevard (1)	3/1/2016	7,890	Floating	3.43%	3/1/16	Office Property	Chicago, IL
Total/weighted average		$74,231		6.20%

(1)	The mortgage note is subject to an interest rate of 3.0% over one-month LIBOR and we repaid this as part of the disposition of 40 Boulevard.

Certain Historical NAV Information

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1 through April 30, 2016:

Date	NAV per Share
	Class E	Class A	Class W	Class I
January 4, 2016	$7.47	$7.47	$7.47	$7.47
January 5, 2016	$7.47	$7.47	$7.47	$7.47
January 6, 2016	$7.46	$7.46	$7.46	$7.46
January 7, 2016	$7.46	$7.46	$7.46	$7.46
January 8, 2016	$7.46	$7.46	$7.46	$7.46
January 11, 2016	$7.46	$7.46	$7.46	$7.46
January 12, 2016	$7.46	$7.46	$7.46	$7.46
January 13, 2016	$7.43	$7.43	$7.43	$7.43
January 14, 2016	$7.43	$7.43	$7.43	$7.43
January 15, 2016	$7.43	$7.43	$7.43	$7.43
January 19, 2016	$7.44	$7.44	$7.44	$7.44
January 20, 2016	$7.43	$7.43	$7.43	$7.43
January 21, 2016	$7.43	$7.43	$7.43	$7.43
January 22, 2016	$7.43	$7.43	$7.43	$7.43
January 25, 2016	$7.43	$7.43	$7.43	$7.43
January 26, 2016	$7.43	$7.43	$7.43	$7.43
January 27, 2016	$7.43	$7.43	$7.43	$7.43
January 28, 2016	$7.43	$7.43	$7.43	$7.43
January 29, 2016	$7.43	$7.43	$7.43	$7.43
February 1, 2016	$7.43	$7.43	$7.43	$7.43
February 2, 2016	$7.43	$7.43	$7.43	$7.43
February 3, 2016	$7.41	$7.41	$7.41	$7.41
February 4, 2016	$7.41	$7.41	$7.41	$7.41
February 5, 2016	$7.41	$7.41	$7.41	$7.41
February 8, 2016	$7.41	$7.41	$7.41	$7.41
February 9, 2016	$7.41	$7.41	$7.41	$7.41
February 10, 2016	$7.39	$7.39	$7.39	$7.39
February 11, 2016	$7.39	$7.39	$7.39	$7.39
February 12, 2016	$7.39	$7.39	$7.39	$7.39
February 16, 2016	$7.39	$7.39	$7.39	$7.39
February 17, 2016	$7.40	$7.40	$7.40	$7.40
February 18, 2016	$7.40	$7.40	$7.40	$7.40
February 19, 2016	$7.40	$7.40	$7.40	$7.40
February 22, 2016	$7.40	$7.40	$7.40	$7.40
February 23, 2016	$7.40	$7.40	$7.40	$7.40
February 24, 2016	$7.40	$7.40	$7.40	$7.40
February 25, 2016	$7.40	$7.40	$7.40	$7.40
February 26, 2016	$7.40	$7.40	$7.40	$7.40

February 29, 2016	$7.40	$7.40	$7.40	$7.40
March 1, 2016	$7.40	$7.40	$7.40	$7.40
March 2, 2016	$7.41	$7.41	$7.41	$7.41
March 3, 2016	$7.40	$7.40	$7.40	$7.40
March 4, 2016	$7.40	$7.40	$7.40	$7.40
March 7, 2016	$7.40	$7.40	$7.40	$7.40
March 8, 2016	$7.40	$7.40	$7.40	$7.40
March 9, 2016	$7.41	$7.41	$7.41	$7.41
March 10, 2016	$7.41	$7.41	$7.41	$7.41
March 11, 2016	$7.41	$7.41	$7.41	$7.41
March 14, 2016	$7.41	$7.41	$7.41	$7.41
March 15, 2016	$7.41	$7.41	$7.41	$7.41
March 16, 2016	$7.42	$7.42	$7.42	$7.42
March 17, 2016	$7.43	$7.43	$7.43	$7.43
March 18, 2016	$7.43	$7.43	$7.43	$7.43
March 21, 2016	$7.43	$7.43	$7.43	$7.43
March 22, 2016	$7.43	$7.43	$7.43	$7.43
March 23, 2016	$7.43	$7.43	$7.43	$7.43
March 24, 2016	$7.43	$7.43	$7.43	$7.43
March 28, 2016	$7.43	$7.43	$7.43	$7.43
March 29, 2016	$7.43	$7.43	$7.43	$7.43
March 30, 2016	$7.42	$7.42	$7.42	$7.42
March 31, 2016	$7.36	$7.36	$7.36	$7.36
April 1, 2016	$7.36	$7.36	$7.36	$7.36
April 4, 2016	$7.36	$7.36	$7.36	$7.36
April 5, 2016	$7.36	$7.36	$7.36	$7.36
April 6, 2016	$7.35	$7.35	$7.35	$7.35
April 7, 2016	$7.35	$7.35	$7.35	$7.35
April 8, 2016	$7.35	$7.35	$7.35	$7.35
April 11, 2016	$7.35	$7.35	$7.35	$7.35
April 12, 2016	$7.35	$7.35	$7.35	$7.35
April 13, 2016	$7.35	$7.35	$7.35	$7.35
April 14, 2016	$7.35	$7.35	$7.35	$7.35
April 15, 2016	$7.35	$7.35	$7.35	$7.35
April 18, 2016	$7.35	$7.35	$7.35	$7.35
April 19, 2016	$7.35	$7.35	$7.35	$7.35
April 20, 2016	$7.35	$7.35	$7.35	$7.35
April 21, 2016	$7.36	$7.36	$7.36	$7.36
April 22, 2016	$7.36	$7.36	$7.36	$7.36
April 25, 2016	$7.36	$7.36	$7.36	$7.36
April 26, 2016	$7.35	$7.35	$7.35	$7.35
April 27, 2016	$7.37	$7.37	$7.37	$7.37
April 28, 2016	$7.37	$7.37	$7.37	$7.37
April 29, 2016	$7.37	$7.37	$7.37	$7.37

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.